 EXHIBIT (h)(9)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this 18th day of April 2020 by and between CHESTNUT STREET EXCHANGE FUND, a California limited partnership, (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company and is authorized to issue units of partnership interest (“shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBGFS to provide fund administration services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Administrator

The Fund hereby appoints USBGFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Office facilities (which may be in USBGFS’, or an affiliate’s, or Fund’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the board of the Managing General Partners (the “Board of Managing General Partners ”) communications, such as:
1

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Managing General Partners based on financial and administrative data.
c.	Assist with the selection of the independent accountant.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and if requested by the Fund such other insurances approved by the Board of the Managing General Partners and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Managing General Partners and Fund shareholders if requested by Fund Counsel.
f.	Recommend dividend declarations to the Board of Managing General Partners and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Managing General Partners meetings and mail and present materials for the Managing General Partners’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent accountants, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Fund to facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Fund.

(7)	If received by USBGFS, keep the Fund’s governing documents, including its Amended and Restated Certificate and Agreement of Limited Partnership, as amended (“Limited Partnership Agreement” ), bylaws and minutes, but only to the extent such documents are provided to USBGFS by the Fund or its representatives for safe keeping.

(8)	As mutually agreed between USBGFS and the Fund, prepare monthly security transaction listings.

(9)	As mutually agreed between USBGFS and the Fund, supply various normal and customary Fund statistical data as requested on an ongoing basis.
2

(10)	As mutually agreed between USBGFS and the Fund, provide expense accrual and payment reporting.

(11)	As mutually agreed between USBGFS and the Fund, compute total return, expense ratios and portfolio turnover rate.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Calculation of asset and diversification tests on a quarterly basis.
(ii)	Calculation of total return and SEC yields.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Managing General Partners, if requested to provide such service by the Fund. As mutually agreed between USBGFS and the Fund, the coordination of the mailing to appropriate parties of the reporting forms under the Fund’s Code of Ethics pursuant to Rule 17j-1 under the 1940 Act. .

b.	After each quarter-end and on a post-trade basis, monitor the Fund's compliance with the policies and investment limitations as set forth in its registration statement, as amended (or similar disclosure documents) filed with the SEC (“Registration Statement”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Fund, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

d.	In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Fund.

e.	Monitor applicable regulatory and operational service issues, and update Board of Managing General Partners periodically.
3

(2)	Blue Sky Compliance:
a.	Prepare and file with the SEC and appropriate state securities authorities any and all required compliance filings (e.g., Form D and “blue sky” filings) relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.
b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.	Prepare and file quarterly, annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, , Form N-PORT, Form N-30 B-2 and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.
c.	Coordinate the printing, filing and mailing of shareholder reports, and, as requested by the Fund, such letters and statements to shareholders as approved by the Board of Managing Partners.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Fund.

(4)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements on a quarterly basis.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distribution amounts (including excise tax distributions) for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Registration Statement.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Managing General Partners , the SEC, and the independent accountants.
4

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.
(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
g.	Note to Financial Statements.

D.	Tax Reporting:

(1)	Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to USBGFS as required in a timely manner.
(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.
(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested managing general partners and other qualifying service providers.
(5)	Monitor wash sale losses.
(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.
(7)	Pursuant to Rule 31 a-1 (b) (9) of the 1940 Act, prepare quarterly broker security transaction summaries.
5

3.	License of Data; Warranty; Termination of Rights

A.	USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Fund. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit B. The Data is being licensed, not sold, to the Fund. The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.

B.	The Fund agrees to indemnify and hold harmless USBGFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.

C.	USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal without the written consent of USBFGS and Bloomberg, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Fund’s request, a mutually agreed upon third party auditor (e) exculpate Bloomberg, from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

6

4.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time by consent of both parties to this Agreement). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit A hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and
7

(5)	All records of the Fund provided to USBGFS by the Fund or by a prior service provider of the Fund are, to the best of the Fund’s knowledge, accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, any Fund, the adviser or any other service provider to the Fund or a Fund, or any employee of the foregoing; or for any loss suffered by the Fund, in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBGFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS may sustain or incur or that may be asserted against USBGFS arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.
8

USBGFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s managing general partners, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency and cybersecurity plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

9

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to the Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Fund. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice. The provisions in this section shall not have any affect upon the services USBGFS is required to provide or the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.
10

7.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

A.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time and all applicable privacy laws, rules and regulations. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.B. The Fund, on behalf of itself and its managing partners, officers, and employees, will maintain the confidential and proprietary nature of USBGF’s information and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

11

B.	Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

9.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

10.	Compliance with Laws

A.	The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Managing General Partners’s oversight responsibility with respect thereto. The provisions in this section shall not have any affect upon the services USBGFS is required to provide or the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.

B.	The Fund shall immediately notify USBGFS if the investment strategy of the Fund materially changes or deviates from the investment strategy disclosed in the current Registration Statement becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or any Fund or the services provided under this Agreement.
12

11.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Notwithstanding Section 12, this Agreement may be terminated by either party at any time upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	Either party may terminate this Agreement immediately if continued service or association would cause it or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if either party (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with it would reflect unfavorably upon the other party’s USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Fund to a successor service provider.

D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. Either party may terminate this Agreement after the third such breach of the same material term of this Agreement. In addition, the Fund may, at any time, immediately terminate this Agreement upon its “assignment” as defined under the 1940 Act.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund, and authorized or approved by the Fund’s Board of Managing General Partners .

12.	Early Termination

In the absence of a termination (i) pursuant to Section 11. C or 11. D above or (ii) the liquidation or dissolution of the Fund, should a party elect to otherwise terminate this Agreement prior to the end of the three (3) year initial term in Section 11 A above, such terminating party agrees to pay the following fees to the non-terminating party:

a.	If the Fund is the terminating party, all monthly fees through the end of the initial term, or twelve (12) months, whichever is less, including the repayment of any negotiated discounts (provided that no such fees shall be paid following the liquidation of the Fund);
13

b.	all reasonable and market fees associated with converting services to a successor service provider, as agreed upon by both parties;
c.	all reasonable and market fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider as agreed upon by both parties;
d.	all reasonable and documented out-of-pocket costs associated with 12 a to 12 c above.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBGFS, or by USBGFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Managing General Partners .

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware , or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Fund acknowledges that employees of USBGFS and its affiliates who are attorneys (“UBSGFS attorneys”) do not represent the Fund and rely on outside counsel retained by the Fund to review all services provided by USBGFS attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between the Fund and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure. USBGFS represents that it will maintain the confidentiality of information disclosed to USBGFS attorneys on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

15

and notice to the Fund shall be sent to:

Chestnut Street Exchange Fund

223 Wilmington West Chester Pike

Suite 216

Chadds Ford, PA 19137

With a copy to

Michael P. Malloy, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, Pennsylvania 19103-6996

21.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

CHESTNUT STREET EXCHANGE FUND		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Terry Wettergreen	By:	/s/ Anita Zagrodnik

Name:	Terry Wettergreen	Name:	Anita Zagrodnik

Title:	President	Title:	Senior Vice President

Date:	April 16, 2020	Date:	4/17/2020

17

Exhibit A to the Fund Administration Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at April 20201

Annual Fee Based Upon Average Net Assets per Fund*

8 basis points on the first $250 million

6 basis points on the next $250 million

5 basis points on the next $250 million

3 basis points on the balance

Minimum Annual Fee: $84,000 per fund

▪	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	U.S. Bank Legal Administration (e.g., registration statement update)
▪	CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
▪	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
▪	$1.00 – Bank Loans
▪	$1.50 – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪	$3.00 – Credit Default Swaps
▪	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$1 per security per month for fund administrative data

[1]	This Exhibit A includes a combined fee schedule that will cover certain services provided by USBFS to the Fund pursuant to the Fund Administration Agreement and the Fund Accounting Agreement, In addition, this Exhibit includes additional Fund Administration and CCO Support Services, which will only be billed if the services are provided by USBFS to the Fund. For the avoidance of doubt, where services and fees appear in more than one agreement, they are reproduced only for convenience and will only be charged once to the extent the Funds utilize the associated services. For example, the Fund Administration and Fund Accounting Services fee schedule covers both services, and the associated fees will be paid only once by the Fund, not two times.

18

SEC Modernization Requirements

▪	Form N-PORT – $12,000 per year, per Fund
▪	Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average. Fees are calculated pro rata and billed monthly.

CCO Support Services Annual Fee Schedule

▪	$12,000 for the fund complex

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

Fund Administration & Portfolio Compliance

(Additional Services Fee Schedule)

Section 15(c) Reporting

▪	$2,000 per fund per standard reporting package*
*	Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-	Performance reporting package: Peer Comparison Report
▪	Additional 15c reporting is subject to additional charges
▪	Standard data source – Morningstar; additional charges will apply for other data services

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

19

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•	The Fund shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•	The Fund will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•	The Fund will treat the Data as proprietary to the Data Provider. Further, the Fund shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•	The Fund will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Fund shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	The Fund shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Fund.

•	The Fund acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•	The Fund acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

•	THE DATA IS PROVIDED TO THE FUND ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
20

•	THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.
21